Exhibit 10.21

Investment Agreement

Party A: The Administrative Committee of Wuxi Huishan Economic Development Zone, Jiangsu Province

Party B: CASI Pharmaceuticals, Inc.

Party A and Party B, in accordance with the relevant laws and regulations of the People's Republic of China, and based on the principles of equality, voluntariness, reasonable expectation of equal compensations, and good faith, have reached the agreement through sufficient consultation and negotiation on Party B's investment in Wuxi Huishan Economic Development Zone, Jiangsu Province.

1. The project and its requirements

1.1 Scope of the project: R&D, production and sales of drugs. (Hereinafter referred to as “Project”)

1.2 The scale of project construction: the Project will cover an area of about 107 Chinese acreages (Its scale is subject to the approval of the governmental Urban Planning Department)

1.3 Party B intends to establish a joint venture company controlled by Party B (hereinafter referred to as the "Joint Venture") in Huishan Economic Development Zone of Wuxi City, Jiangsu Province for the development of the Project. The Joint Venture shall not be operating for less than 10 years, and the Joint Venture shall comply with related laws and regulations on environmental protection, fire protection, safe production, among others, during its capital construction and business operations. Party B shall ensure that the Joint Venture should strictly comply with the local policy on common statistical method in the zone where it runs its business, and issue invoices in a timely manner, and shall not issue invoices from an address other than its registered address.

1.4 Registered capital of the Joint Venture: US$100 million.

1.5 Annual output after the Joint Venture starts its mass production: Party B shall ensure that the Joint Venture shall have an annual sales no less than RMB500 million after it has reached its designed capacity.

1.6 As the Project moves on, Party B shall reserve the right to increase its investment in the form of intangible assets in cash or in other methods within the next 5 years. Party B shall determine the increased amount of investment unilaterally, which is expected to be US$50 million in total.

2. Conditions on the use of the land parcel

2.1 The project is located in a land parcel east of Huishan Avenue, south of Yanyu Road, west of Zhiyuan Road, and north of the third and fourth groups in Block D of the Life Science Park (see “Appendix 1” for details, hereinafter referred to as the "Land Parcel") in the size of about 107 Chinese acreages. Transferred to Party B shall be the area of land available for construction as indicated on the fixed-point map issued by the governmental Urban Planning Department, and the actual size of the land parcel shall be measured by the governmental Land Resources Department.

2.2 The Land Parcel is for industrial use and shall be transferred to the Joint Venture by Party A via a land auction procedure. The term of land leasehold and other matters not covered herein shall be subject to the land transfer contract signed with the governmental Land Resources Department (hereinafter referred to as the "Land Transfer Contract").

2.3 The plot ratio (floor area ratio), building density, green volume ratio and other land use requirements on the Land Parcel shall be in compliance with the standards stipulated in the Land Transfer Contract and the rules specific to the Land Parcel.

2.4 When the Land Parcel is held by the Joint Venture, if it is considered to be necessary to change the land use, Joint Venture shall obtain a written consent by both Party A and the governmental land administration authorities. A new investment agreement shall be signed in accordance with applicable laws and regulations. Upon approval by competent governmental authorities, a new land transfer contract shall be executed, and a new land transfer procedure shall be required in pursuant to applicable laws and regulations.

3. The price of the Land Parcel and the payment method

3.1 The price of the Land Parcel shall be subject to the agreement reached in the Land Transfer Contract, and the result of measurement provided by the Land Resources Department shall be used as the size of the Land Parcel, and the total amount shall be calculated when the result of the measurement becomes available. Any overpayment shall be refunded and any deficit shall be made up for. The Land Price referred to in the Agreement shall not include the taxes and fees payable in applying for the land certificate.

3.2 Party B shall cause the Joint Venture to make payments before the specified deadline according to the applicable agreement in the Land Transfer Contract.

4. Agreement between the Parties

4.1 Party A shall transfer the Land Parcel on an “as is” basis and provide the following entry conditions: the roads, electricity, water, natural gas supplies, the telecommunications facilities, the cable TV, and the optical cable are all ready for use. The rainwater drainage and sewage pipelines are connected to the perimeters of the Land Parcel, and the land shall be leveled. In order to ensure the normal construction of the Joint Venture, Party A shall provide temporary electricity and water supply for the construction of the Project to the locations designated by the Parties and the Joint Venture. Party B shall cause the Joint Venture to submit a written application to Party A 30 working days in advance, and the relevant costs and expenses shall be borne by the Joint Venture.

4.2 The Land Parcel shall be approved to be transferred as a whole to a single entity. Party B shall ensure that the Joint Venture shall not split the project or make any change without the consent of Party A.

4.3 Party B shall ensure that the Joint Venture shall enter into its phase of formal infrastructure construction within 6 months upon the execution of the Land Transfer Contract and complete the first building within 18 months.

5. The supportive policies

If Party B performs the above-mentioned terms and conditions of the Agreement, Party B and/or the Joint Venture may be entitled to the related supportive policies granted by Party A according to the related agreements.

6. Annexes

6.1 The Cadastral Map of the Land Parcel confirmed by the Parties is attached hereto as Annex I, which shall have the same legal effect with the Agreement.

7. Any dispute arising from the implementation of the Agreement shall be settled by the Parties through negotiations. If no solution can be found with negotiations, either Party may submit the dispute to Shanghai Arbitration Tribune of the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the arbitration rules currently in effect. The arbitration award shall be final and binding upon both parties.

8. The Agreement shall come into force immediately upon being signed and sealed by the Parties.

9. The Agreement has 6 originals, with Party A and Party B each holding two of them, and the remaining two copies shall be filed for achieving purpose.

(The next page is for signature only)

(This page is for signature only)

Party A: The Administrative Committee of Wuxi Huishan Economic Development Zone, Jiangsu Province

(Stamped)

Legal representative (Authorized representative)

/s/ Wenbin Cao

Date: 11/16/2018

Party B: CASI Pharmaceuticals, Inc.

Legal representative (Authorized representative)

/s/ Wei (Larry) Zhang

Date: 11/16/2018